Exhibit 99.1
Sleep Number Announces Leadership Transition

Executive Vice President and Chief Financial Officer David Callen Stepping Down

Company Provides Preliminary Full Year 2022 Net Sales and Earnings Per Diluted Share Ahead of Earnings Call Scheduled for February 22nd

MINNEAPOLIS — January 27, 2023 - Sleep Number Corporation (Nasdaq: SNBR) today announced that Executive Vice President and Chief Financial Officer David Callen is stepping down from his position to pursue other opportunities, effective January 30. He will continue to serve in a financial advisory role through March 3, as the company executes a smooth transition through the report of its 2022 financial results.

Callen has been a part of the Sleep Number executive leadership team since April 2014, overseeing the company’s financial performance during its transition from mattress retailer to wellness technology leader. His departure is not the result of disagreements with the company on any subject, including its operations, policies, or practices.

Sleep Number Executive Vice President and Chief Human Resources Officer, Chris Krusmark, will assume the role of interim Chief Financial Officer, effective January 30, until a permanent replacement is appointed. He will work closely with the company’s experienced financial leadership team, including Dave Schwantes, Vice President of Finance - Investor Relations and FP&A. Krusmark started with Sleep Number in 2005 and held several financial leadership roles supporting operations, sales, real estate, marketing, and product innovation. He then transitioned to Vice President of Sales Operations, Field Services and Training in 2015. In 2020, he was promoted to Senior Vice President and Chief Human Resources Officer. Prior to joining Sleep Number, Krusmark served in the assurance and advisory practices as a Certified Public Accountant with EY and Arthur Andersen. Sleep Number has retained Korn Ferry, a leading executive search firm, to conduct a search for a permanent CFO.

“On behalf of the Board and our team, I’d like to thank David for his many contributions to Sleep Number,” said Shelly Ibach, Chair, President and CEO, Sleep Number. “He has played a significant role in strengthening our competitive advantages, progressing our capital deployment, and delivering value to stakeholders. We are grateful for his dedication and wish him well in his next endeavors.”

Based on preliminary financial results, the company estimates FY2022 net sales of $2,114* million and earnings per diluted share of $1.60. These results are based on the company’s current estimate of its results for the year ended December 31, 2022, and remain subject to change based on the completion of closing and audit procedures.

*Updated to reflect estimated net sales of $2,114 million based on preliminary financial results versus the previously reported $2,037 million

Exhibit 99.1
Sleep Number will release its FY2022 financial results after market close on Wednesday, February 22, 2023. Management will host its regularly scheduled conference call to discuss the company’s results at 5 p.m. EST (4 p.m. CST; 2 p.m. PST). To access the webcast, please visit the investor relations area of the Sleep Number website at https://ir.sleepnumber.com. The webcast replay will remain available for approximately 60 days.
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About Sleep Number Corporation
Sleep Number is a leader in sleep and wellness technology. Our 360® smart bed platform connects the physical and digital worlds, creating an immersive, adaptive, and individualized sleep health experience. Quality sleep is vital for physical, mental, and emotional wellbeing; our smart beds deliver exceptional sleep by automatically sensing and effortlessly adjusting to the needs of each sleeper. Through partnerships with the world’s leading health and research institutions, we are advancing sleep science with our 18 billion hours of highly accurate, longitudinal sleep data from millions of sleepers in our Smart Sleeper(SM) community.

Sleep Number is a company with purpose, with over 5,000 mission-driven team members who are dedicated to improving the health and wellbeing of society through higher quality sleep. We have improved more than 14 million lives and are committed to lifelong relationships with our smart sleepers.

For life-changing sleep, visit SleepNumber.com or one of our almost 675 Sleep Number® stores. More information is available on our newsroom and investor relations sites.

Forward-looking Statements
Statements used in this news release relating to future plans, events or performance, such as statements about future leadership transitions and the company’s expectations for full-year 2022 diluted EPS and net sales, are forward-looking statements subject to certain risks and uncertainties. Additional information concerning these, and other risks and uncertainties, is contained in the company’s filings with the Securities and Exchange Commission (SEC), including the Annual Report on Form 10-K, and other periodic reports filed with the SEC. The company has no obligation to publicly update or revise any of the forward-looking statements in this news release.

Media Contact
Julie Elepano
Sleep Number Public Relations
Julie.Elepano@sleepnumber.com

Investor Contact
Dave Schwantes
Sleep Number Investor Relations
Dave.Schwantes@sleepnumber.com